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                                                                   EXHIBIT 3.1



                             ARTICLES OF INCORPORATION

                                         OF

                               NETRADIO CORPORATION


THE UNDERSIGNED, for purposes of forming a corporation under Chapter 302A of the Laws of the State of Minnesota, as amended, does hereby sign and acknowledge these Articles of Incorporation.


                                    ARTICLE I.

The name of the Corporation is NetRadio Corporation.


                                    ARTICLE II.

The purpose of this Corporation is general business purposes.


                                    ARTICLE III.

This Corporation shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to all those powers expressly conferred upon business corporations by Minnesota Statutes, together with those powers necessarily implied therefrom.


                                    ARTICLE IV.

This Corporation shall have perpetual duration.


                                     ARTICLE V.

The location and post office address of the registered office of this Corporation in Minnesota is 7400 49th Avenue North, New Hope, Minnesota 55428.


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                                     ARTICLE VI.

     (a) The corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is 60,000,000 shares, of which 50,000,000 shall be Common Stock and 10,000,000 shall be Preferred Stock. The Preferred Stock may be issued from time to time as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is authorized, by adopting resolutions providing for the issuance of Preferred Stock of any particular series, to establish the number of shares of Preferred Stock to be included in each such series, and to fix the designation, relative powers, preferences, rights, qualifications, limitations and restrictions thereof, including without limitation the right to create voting, dividend and liquidation preferences
greater than those of Common Stock.   The common shares of the corporation shall
entitle the holder thereof to one vote per share upon all questions coming before the shareholders of the corporation at any shareholder meeting."

     (b) There shall be no cumulative voting by the Shareholders of the Corporation. The Shareholders of the Corporation shall not have preemptive rights to subscribe for or acquire security or rights to purchase securities of any kind, class or series of the Corporation.


                                    ARTICLE VII.

The name and post office address of the incorporator of this Corporation is:

                         Beth G. Timm
                         Winthrop & Weinstine, P.A.
                         3000 Dain Bosworth Plaza
                         60 South Sixth Street
                         Minneapolis, Minnesota  55402-4430


                                   ARTICLE VIII.

The names and addresses of the first directors, who shall serve as the directors until the first annual meeting of shareholders or until their successors are elected and qualified, are as follows:

     Eric H. Paulson               Charles E. Cheney
     c/o Navarre Corporation       c/o Navarre Corporation
     7400 49th Avenue North        7400 49th Avenue North
     New Hope, MN  55428           New Hope, MN  55428

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                                    ARTICLE IX.

An action required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of this Corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of this Corporation at which all of the directors were present.

                                     ARTICLE X.

The personal liability of the directors of this Corporation is hereby eliminated to the fullest extent permitted by Minnesota Statutes, Section 302A.251, as the same may be amended and supplemented.

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